PRESS RELEASE

Date:	October 20, 2003

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2003 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the third quarter ended September 30, 2003 was $2.0 million, or $.41 for basic and $.39 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $2.3 million, or $.44 for basic and $.43 for diluted earnings per share. The decrease was due primarily to a significant reduction in the gain on sale of loans and an impairment allowance on the Bank's originated mortgage servicing rights asset. Annualized return on assets was .98% and return on equity was 8.27% for the third quarter of 2003 compared to 1.19% and 9.50% respectively, for the same period of last year.

Net income for the nine months ended September 30, 2003 was $6.4 million or $1.28 for basic and $1.24 for diluted earnings per share. This compared to net income for the comparable period in 2002 of $6.2 million or $1.11 for basic and $1.09 for diluted earnings per share. The 13.8% increase in diluted earnings per share was a result of share repurchases and increased earnings during the period. Annualized return on assets was 1.09% and return on equity was 9.03% for the first nine months of 2003 compared to 1.07% and 8.04% respectively, for the same period of last year.

Assets totaled $813.7 million at September 30, 2003, an increase from December 31, 2002 of $37.9 million, or 4.9%. Loans, excluding loans held for sale, increased $53.3 million, or 8.2%. Consumer loans increased $16.2 million, or 9.4%, and commercial business loans increased $4.6 million, or 13.3%, while commercial and residential mortgage loans held in portfolio increased $33.9 million, or 7.6%. Mortgage loans held for sale decreased $5.5 million and mortgage loans sold year-to-date totaled $45.5 million. Investment securities available for sale decreased $12.0 million, or 28.2% to help fund loan production.

Allowance for loan losses increased $421,000 from $6.3 million at December 31, 2002 to $6.7 million at September 30, 2003. Net charge offs for the first nine months of 2003 were $654,000 or .13% of average loans on an annualized basis compared to $188,000, or ..04% of average loans for the comparable period in 2002. As of September 30, 2003 allowance for loan losses and non-performing loans as a percentage of loans receivable were .96% and 226.96%, respectively.

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Total deposits were $576.0 million at September 30, 2003 an increase of $25.7 million, or 4.7% from December 31, 2002. Of this growth, $12.2 million was in demand and savings deposits. Total borrowings increased $8.8 million to $127.1 million at September 30, 2003 from $118.3 million at December 31, 2002.

Stockholders' equity decreased $349,000 from $96.7 million at December 31, 2002, to $96.4 million at September 30, 2003. The decrease was due primarily to the repurchase of 284,778 shares of common stock for $6.1 million and dividend payments of $1.6 million. These decreases were partially offset by net income of $6.4 million, Employee Stock Ownership Plan (ESOP) shares earned of $545,000, and RRP shares earned of $338,000. Also, unrealized gain on securities available for sale decreased $273,000 from $464,000 at December 31, 2002 to $191,000 at September 30, 2003.

Net interest income before provision was flat at $6.8 million for the three months ended September 30, 2003 compared to the three months ended September 30, 2002. The interest rate spread decreased from 3.60% for the three-month period ended September 30, 2002, to 3.55% for the comparable period in 2003 as yields on interest-earning assets decreased at a slightly higher rate than the decrease in the cost of interest-bearing liabilities. Net interest income increased $273,000 from $20.3 million for the nine months ended September 30, 2002, to $20.6 million for the nine months ended September 30, 2003. The interest rate spread increased from 3.55% for the nine-month period ended September 30, 2002, to 3.61% for the comparable period in 2003.

The provision for loan losses for the third quarter of 2003 was $325,000, $50,000 less than last year's comparable period. Non-performing loans to total loans at September 30, 2003 were .42% compared to .78% at December 31, 2002. Non-performing assets to total assets were .52% at September 30, 2003 compared to .89% at December 31, 2002.

Non-interest income decreased $611,000 to $1.1 million for the three months ended September 30, 2003 compared to $1.7 million for the same period in 2002. The decrease was primarily due to a reduction in gains on sale of loans of $303,000 in the third quarter of 2003 compared to the comparable 2002 quarter due to a lower volume of loans sold and less favorable pricing.

Included in the reduction, was a $320,000 valuation impairment allowance on the Bank's originated mortgage servicing rights asset. Mortgage servicing rights are created when mortgage loans are sold and the Bank retains the servicing. Mortgage servicing rights are amortized to loan servicing income over the estimated average life of the loans sold so that when the loan pays off, as expected over time, the mortgage servicing asset will be amortized to zero over the same time frame. When interest rates increase, the value of the servicing rights will usually increase due to decreased prepayment speeds. When rates decline, their value will usually fall due to increased prepayment speeds. An independent valuation of the Bank's mortgage serving rights has indicated that the impairment allowance was warranted due to the recent decrease in interest rates and increased prepayment speeds. The valuation also indicated that if interest rates were to increase, a portion or all of the impairment allowance may be recovered, and if rates continue to fall additional impairment allowances would be necessary.

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Non-interest income for the nine months ended September 30, 2003 increased $221,000 from $4.3 million for the nine months ended September 30, 2002 to $4.5 million. This increase was due primarily to a $97,000 increase in gain on sale of loans (net of the aforementioned impairment allowance), a $148,000 increase in cash surrender value of life insurance and a $189,000 increase in service fee income in the 2003 period compared to the comparable period in 2002. These increases were partially offset by a decrease in other income of $151,000 due primarily to an increased amortization rate of mortgage servicing rights compared to the comparable period in 2002.

Non-interest expense increased $99,000 or 2.0% to $5.0 million for the three months ended September 30, 2003 compared to $4.9 million for the same period in 2002. For the nine-month period non-interest expense was up $499,000 or 3.4% when comparing the first nine months of 2003 to the same period in 2002. The majority of this increase was due to a $345,000 increase in salaries and employee benefits (which included a $175,000 increase in health insurance costs).

Income tax expense decreased $323,000 for the three months ended September 30, 2003 compared to the same period in 2002. The decrease resulted from decreased taxable income and a decrease in the effective tax rate from 29.4% to 24.5% due to increased low income housing tax credits as a percentage of taxable income. For the nine-month period ended September 30, 2003, income tax expense increased $40,000 compared to the same period in 2002. The increase was due primarily to increased taxable income. The effective tax rate decreased from 27.7% to 27.3% when comparing the two nine month periods ended September 30, 2002 and 2003, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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MUTUALFIRST FINANCIAL INC.

	30-Sep	31-Dec
Selected Financial Condition Data (Unaudited):	2003	2002

	(000)	(000)

Total Assets	$813,691	$775,798

Cash and cash equivalents	25,164	23,620

Loans held for sale	2,350	7,851

Loans receivable, net	693,984	641,113

Investment securities available for sale, at market value	30,412	42,362

Total deposits	576,047	550,364

Total borrowings	127,070	118,287

Total stockholders' equity	96,368	96,717

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Operations Data (Unaudited):	2003	2003	2002	2003	2002

	(000)	(000)	(000)	(000)	(000)

Total interest income	$11,532	$11,737	$12,550	$35,060	$38,021
Total interest expense	4,696	4,828	5,709	14,488	17,723

Net interest income	6,836	6,909	6,841	20,572	20,298
Provision for loan losses	325	375	375	1,075	1,337

Net interest income after provision
for loan losses	6,511	6,534	6,466	19,497	18,961

Non-interest income
Fees and service charges	745	748	715	2,192	2,010
Equity in losses of limited partnerships	(38)	(78)	(129)	(262)	(268)
Commissions	178	175	210	528	589
Net gains (losses) on loan sales and servicing	(50)	573	573	873	776
Increase in cash surrender value of life insurance	254	502	294	1,050	902
Other income	45	70	82	149	300

Total non-interest income	1,134	1,990	1,745	4,530	4,309

Non-interest expense
Salaries and benefits	3,124	3,221	3,086	9,601	9,256
Occupancy and equipment	708	642	619	1,993	1,791
Data processing fees	140	151	186	449	580
Deposit insurance expense	22	22	23	67	70
Marketing	203	227	148	526	356
Other expenses	821	926	857	2,527	2,611
Total non-interest expense	5,018	5,189	4,919	15,163	14,664

Income before taxes	2,627	3,335	3,292	8,864	8,606
Income tax provision	644	945	967	2,424	2,384

Net income	$1,983	$2,390	$2,325	$6,440	$6,222

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	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Financial Ratios and Other Financial Data (Unaudited):	2003	2003	2002	2003	2002

Share and per share data:
Average common shares outstanding
Basic	4,876,306	4,869,462	5,268,829	5,014,673	5,621,866
Diluted	5,073,508	5,044,636	5,391,833	5,190,117	5,727,376
Per share:
Basic earnings	$0.41	$0.49	$0.44	$1.28	$1.11
Diluted earnings	$0.39	$0.47	$0.43	$1.24	$1.09
Dividends	$0.11	$0.10	$0.09	$0.31	$0.27

Dividend payout ratio	28.21%	21.28%	20.93%	25.00%	24.77%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.98%	1.21%	1.19%	1.09%	1.07%
Return on average equity (ratio of net
income to average equity)(1)	8.27%	10.15%	9.50%	9.03%	8.04%
Interest rate spread information:
Average during the period(1)	3.55%	3.65%	3.60%	3.61%	3.55%

Net interest margin(1)(2)	3.70%	3.81%	3.83%	3.78%	3.81%

Efficiency Ratio	62.96%	58.31%	57.29%	60.41%	59.59%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	106.44%	106.38%	107.22%	106.54%	108.04%

Allowance for loan losses:
Balance beginning of period	$6,539	$6,441	$5,940	$6,286	$5,449
Charge offs:
One- to four- family	53	38	34	146	94
Multi-family	0	0	0	0	0
Commercial real estate	0	114	0	114	300
Construction or development	0	0	0	0	0
Consumer loans	180	210	186	561	516
Commercial business loans	11	0	12	30	180

Sub-total	244	362	232	851	1,090

Recoveries:
One- to four- family	0	24	483	27	491
Multi-family	0	0	0	0	0
Commercial real estate	64	0	0	64	348
Construction or development	0	0	0	0	0
Consumer loans	17	58	19	97	49
Commercial business loans	6	3	14	9	14

Sub-total	87	85	516	197	902

Net charge offs	157	277	(284)	654	188
Additions charged to operations	325	375	375	1,075	1,338

Balance end of period	$6,707	$6,539	$6,599	$6,707	$6,599

Net loan charge-offs to average loans (1)	0.09%	0.16%	-0.17%	0.13%	0.04%

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	September 30,	June 30,	September 30,
	2003	2003	2002

Total shares outstanding	5,265,802	5,267,974	5,598,052
Tangible book value per share	$18.13	$17.85	$16.95

Nonperforming assets (000's)
Loans: Non-accrual	$2,956	$3,915	$5,667
Past due 90 days or more	0	90	13
Restructured	0	0	0

Total nonperforming loans	2,956	4,005	5,680
Real estate owned	717	928	823
Other repossessed assets	595	494	573

Total nonperforming assets	$4,268	$5,427	$7,076

Asset Quality Ratios:
Non-performing assets to total assets	0.52%	0.68%	0.90%
Non-performing loans to total loans	0.42%	0.58%	0.86%
Allowance for loan losses to non-performing loans	226.89%	163.27%	116.19%
Allowance for loan losses to loans receivable	0.96%	0.97%	1.00%

(1) Ratios for the three and nine month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

END